Exhibit 10.10

LETTER OF AGREEMENT

Date: April 8, 2016

Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which Chord Advisors, LLC (“Chord”) agrees to provide Mustang Bio, Inc. (the “Company”) comprehensive outsourced CFO support, accounting policy and financial reporting services. David Horin, Managing Partner at Chord, will sign as the Principal Accounting Officer/CFO. These services may include, but are not limited to, all items listed in “Addendum A.” Chord will depend on the Company to provide information needed to perform the services and will rely on the Company for the accuracy and completeness of such information.

Section 2. Engagement Period. Unless sooner terminated as provided herein, the term of this agreement (the “Engagement Period”) shall commence on April 11, 2016 and shall continue until terminated by either party. The Company represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the nature of its activities requires such qualification. The Company further represents to Chord: (1) that it has full power and authority to carry on its business as presently or proposed to be conducted and to enter into and perform its obligations under this Agreement; (2) that this Agreement has been duly authorized by all necessary corporate actions; and (3) that this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforcement may be limited by bankruptcy, creditors’ rights laws or general principles of equity). Chord represents that it is validly existing under the laws of its jurisdiction of organization. Chord further represents to the Company: (1) that it has full power and authority to enter into and perform its obligations under this agreement; and (2) that this agreement constitutes the valid and binding obligation of Chord, enforceable against Chord in accordance with its terms (except as such enforcement may be limited by bankruptcy, creditors’ rights laws or general principles of equity).

Section 3. Fees. (a) The Company shall pay to Chord for its services hereunder an advisory fee (the “Advisory Fee”) of up to $5,000 per month prior to filing its public filing and $7,500 per month thereafter. Advisory Fees shall be payable on or before the 15th day of each calendar month which occurs during the Engagement Period. The monthly fees prior to its public filing will be based upon the following rates: $350 for partners/senior managing directors, $250 for directors and $100 for associates.

Section 4. Expenses. In addition to all other fees payable to Chord hereunder, the Company hereby agrees to reimburse Chord for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. No individual expenses over $50 per month will be expended without the prior written approval of the Company.

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Section 5. Confidentiality. From time to time during the term of this agreement, the Company may disclose or make available to Chord information about its business affairs, finances, customers, products, services, technology, intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media (collectively, “Confidential Information”). Chord shall: (a) protect and safeguard the confidentiality of the Confidential Information with at least the same degree of care as Chord would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this agreement; and (c) not disclose any such Confidential Information to any person or entity other than its employees on a need to know basis who are participating in this engagement, are advised of the confidentiality thereof and who are subject to maintain the confidentiality thereof. In the event that Chord or its representative is required by law or legal process to disclose any Confidential Information, Chord will, to the extent legally permitted, provide Company with prompt written notice of such requirement so that Company may seek an appropriate protective order or confidential treatment. If in the absence of a protective order or confidential treatment, Chord or its representative is required by law or legal process to disclose Confidential Information, Chord shall use commercially reasonable efforts to limit such disclosure to that portion of the Confidential Information that Chord or its representative is legally required to disclose. In such case, Chord or its representative will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

Section 6. Indemnification. Each of the Company and Chord agrees to defend, indemnify and hold the other and its respective affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) which arise from the Company's or Chord's (as the case may be) breach of its obligations hereunder or any representation or warranty made by it herein. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution. Notwithstanding the foregoing, the indemnifying party is not obligated to indemnify, hold harmless or defend any Indemnified Person against any Claims (whether direct or indirect) if and to the extent such Claims arise out of or result from, in whole or in part, the: (a) negligence or more culpable act or omission (including recklessness or willful misconduct) of an Indemnified Person, or (b) bad faith failure to materially comply with any of the obligations set forth in this agreement of an Indemnified Person.

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Section 7. Termination of Agreement. (a) Subject to paragraph (b) below, either party may terminate this Agreement and Chord’s engagement hereunder, with or without cause, upon 30 days written notice given to the other party at any time during the Engagement Period hereunder. In such event, all compensation accrued to Chord prior to such cancellation, whether in the form of Advisory Fees, reimbursement for expenses or otherwise, will become due and payable promptly upon such termination and Chord shall be relieved of any and all further obligation to provide any services hereunder.

(b) Notwithstanding anything to the contrary herein contained, Sections 4, 5, 6, 7, 8, 9, 10, 11 and 12 shall survive any termination or breach of this agreement by either party.

Section 8. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 9. Consent to Jurisdiction. This agreement shall be governed and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

Section 10. Other Services. If the Company desires additional services not provided for in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 11. Entire Agreement. This letter agreement contains the entire agreement of the Company and Chord, and supersedes any and all prior discussions and agreements, whether oral or written, with respect to the matters addressed herein.

Section 12. Counterparts. This letter agreement may executed in two or more counterparts, each of which shall be considered an original and all of which, taken together, shall be considered as one and the same instrument.

Please evidence your acceptance of the provisions of this letter by signing below and returning a copy to Chord Advisors, LLC.

Very truly yours,

/s/ David Horin
David Horin
Managing Partner
Chord Advisors, LLC

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ACCEPTED AND AGREED

AS OF THE DATE FIRST ABOVE WRITTEN:

By:
Name:
Title:

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ADDENDUM “A”

Chord will perform the following functions, if applicable:

•	Review the Company’s system generated trial balance, balance sheet and statement of operations after the Company has completed its closing procedures.

•	Review balance sheet account reconciliations and rollforwards prepared by the Company (i.e., cash reconciliations, PP&E rollforwards, debt rollforwards, etc.).

•	Review significant new contracts executed by the Company in the normal course of business (customer agreements, financings, employment agreements, vendor contracts, option agreements, etc.), as provided by the Company, and identify accounting and disclosure implications

•	Advise on accounting for complex transactions, including those featuring options, warrants derivatives and other forms of equity enhancements

•	Document and implement new and existing accounting policies

•	Prepare valuations needed to recognize stock-based compensation and prepare footnotes and schedules for inclusion in the financial statements. If valuations require use of any model other than Black-Sholes (i.e., financial instruments issued as stock-based compensation whose valuation requires the use of a binomial option pricing model or Monte Carlo option model) such valuations are excluded from these services.

•	Prepare valuations needed to recognize warrants and other equity-linked financial instruments. If valuations require use of any model other than Black-Sholes (i.e., binomial option pricing model or Monte Carlo option model) such valuations are excluded from these services.

•	Provide accounting policy for corporate finance transactions

•	Based on information received from the Company, prepare US GAAP financial statements and footnotes for the year ending December 31, 2015. Prepare schedules supporting the financial statement footnotes, with information provided by the Company.

•	Draft 10-Q's and 10K’s

•	Support the Company’s response to audit requests and comments

•	Audit committee support

•	Respond to SEC comment letters, if any

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